Index supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the prospectus adden dum dated June 3, 2024, the product supplement no. 3 - I dated April 13, 2023 and the underlying supplement no. 2 - II dated April 18, 2 023 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated March 9, 2026 Rule 424(b)(3) MARCH 2026 S&P 500® Daily Risk Control 5% Index The “Domestic 30/70 Portfolio (ER)” is a notional portfolio providing a monthly - rebalancing 30%/70% weighted exposure to the S&P 500 Total Return Index and the Bloomberg Barclays U.S. Aggregate Bond Total Return Index. The “Global 30/70 Portfolio (ER)” is a notional portfolio providing a monthly - rebalancing 30%/70% weighted e xposure to the MSCI ACWI Net Total Return Index and the Bloomberg Barclays Global Aggregate Total Return Index Value Unhedged USD (a global investment - grade bond index). Each notional portfolio is calcul ated on an excess return basis, i.e., net of a notional financing cost deduction equal to the return of the J.P. Morgan Cash Index USD 3 Month, which tracks the return of a notional 3 - month U.S. dollar time deposit. Weights within these notional portfolios are intended to approximate the average weights within the Index, but will not correspond to historical or future weights within the Index. The notional portfolios t rac k assets that differ from those tracked by the Index and are not rebalanced on the same schedule as the Index. All performance data for the Domestic 30/70 Portfolio (ER) and the Global 30/70 Portfolio (ER) is hypo the tical and there is no guarantee that the Index will outperform either one, or any other benchmark or index, in the future. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Pl eas e see the Disclaimer on the following page. PERFORMANCE UPDATE The S&P 500® Daily Risk Control 5% Index (the “Index”) represents a portfolio consisting of the S&P 500 and a cash component accruing interest that dynamically adjusts to target a 5% level of volatility. Volatility is calculated as a function of historical returns that uses exponential weightings to give more significance to recent observations. S&P Risk Control Indices use an overlay designed to maintain risk at a predefined level — in this case, up to 5% volatility. The risk control framework is applied to the underlying index and helps to reduce portfolio volatility to the 5% target by moving a portion of the portfolio allocation from the underlying index to cash in volatile markets and from cash to the underlying index in less volatile markets. The Index is calculated on an excess return basis. The Index was established on September 10, 2009. Levels are published on Bloomberg using the ticker SPXT5UE. Hypothetical and actual historical performance: Feb 2016 through Feb 2026 S&P 500® Daily Risk Control 5% Index Domestic 30/70 Portfolio (ER) Global 30/70 Portfolio (ER) Actual Hypothetical and actual historical returns and volatilities: Feb 2016 through Feb 2026 1 Year Return 3 Year Return (Annualized) 5 Year Return (Annualized) 10 Year Return (Annualized) 10 Year Volatility (Annualized) Sharpe Ratio S&P 500 Daily Risk Control 5% Excess Return (USD) Index 1.07% 4.16% 3.06% 4.11% 5.05% 0.81 Domestic 30/70 Portfolio (ER) (30% S&P 500, 70% Bloomberg Barclays Aggregate) 4.17% 4.21% 1.01% 3.35% 6.31% 0.53 Global 30/70 Portfolio (ER) (30% MSCI ACWI, 70% Bloomberg Barclays Global Agg Bond) 7.41% 3.64% - 0.86% 2.04% 6.17% 0.33 Hypothetical and actual historical monthly weights: Feb 2016 through Feb 2026 Exposure Level Exposure Level Hypothetical and actual historical monthly and annual returns: Jan 2017 through Feb 2026 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2017 1.05% 2.55% 0.07% 0.68% 0.70% 0.27% 1.24% - 0.01% 1.26% 1.68% 2.50% 0.81% 13.54% 2018 4.10% - 2.42% - 0.83% 0.06% 0.63% 0.04% 1.45% 1.54% 0.28% - 3.98% 0.47% - 2.37% - 1.26% 2019 1.50% 0.74% 0.56% 1.38% - 2.69% 2.55% 0.46% - 1.19% 0.39% 0.68% 1.45% 1.43% 7.39% 2020 - 0.01% - 3.00% - 1.13% 0.93% 0.53% 0.25% 0.82% 1.40% - 0.90% - 0.72% 2.43% 1.06% 1.56% 2021 - 0.37% 0.76% 1.34% 1.71% 0.24% 0.94% 1.03% 1.41% - 2.29% 2.60% - 0.48% 1.38% 8.49% 2022 - 1.85% - 0.72% 0.76% - 2.15% 0.00% - 1.59% 1.72% - 0.99% - 2.04% 1.61% 1.08% - 1.22% - 5.37% 2023 1.35% - 0.74% 0.90% 0.40% 0.04% 2.19% 1.15% - 0.95% - 2.25% - 1.11% 3.01% 1.71% 5.71% 2024 0.55% 2.15% 1.20% - 2.06% 1.73% 1.43% 0.28% - 0.11% 0.54% - 0.57% 2.20% - 1.15% 6.27% 2025 0.80% - 0.66% - 2.14% - 1.54% 0.89% 0.99% 0.47% 0.55% 1.28% 0.71% - 0.07% - 0.11% 1.11% 2026 0.48% - 0.38% 0.09%

MARCH 2026 | S&P 500® Daily Risk Control 5% Index Selected Risks þÿ JPMorgan Chase & Co. is currently one of the companies that make up the underlying index þÿ The Index may not be successful and may not outperform or underperform the underlying index þÿ The Index may not approximate its target volatility of 5% þÿ The daily adjustment of the exposure of the Index to the underlying index may cause the Index not to reflect fully any apprec iat ion of the underlying index or to magnify any depreciation of the underlying index þÿ The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return þÿ The level of the Index reflects the deduction of a notional financing cost þÿ The Index’s methodology for calculating the notional financing cost was recently changed T h e r i s k s i d e n t i fi e d a b o v e a r e n o t e x h a u s t i v e . Y o u s h o u l d a l s o r e v i e w c a r e f u l l y t h e r e l a t e d “ R i s k F a c t o r s ” s e c t i o n i n t h e p r o s p e c t u s s u p p l e m e n t a n d t h e r e l e v a n t p r o d u c t s u p p l e m e n t a n d u n d e r l y i n g s u p p l e m e n t a n d t h e “ S e l e c t e d R i s k C o n s i d e r a t i o n s ” i n t h e r e l e v a n t p r i c i n g s u p p l e m e n t . Disclaimer The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to cha nge, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet and/or disclosure supplement, a nd the documents referred to therein. In the event any inconsistency between the information presented herein and any such term sheet and/or disclosure supplement, such term sheet and/or disclos ure supplement shall govern. The Sharpe Ratio on the previous page is a measure of risk - adjusted performance, calculated as the 10 Year Return (Annualized) d ivided by the 10 Year Volatility (Annualized). Investment suitability must be determined individually for each investor, and CDnotes linked to the Index may not be suitable fo r all investors. This material is not a product of J.P. Morgan Research Departments. Copyright © 2026 JPMorgan Chase & Co. All rights reserved. For additional regulatory disclosures, please consult: www.jpmorgan.com/disclosures. Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. This monthly update document replaces and sup ersedes all prior written materials of this type previously provided with respect to the Index.